Exhibit 10.1

[SCHIFF NUTRITION INTERNATIONAL, INC. LETTERHEAD]

November 27, 2012

CONFIDENTIAL

[Name]

[Inside Address]

RE:	Amended and Restated Transaction Bonus Letter Agreement

Dear XXXX,

This letter amends and restates the letter agreement dated October 29, 2012 between you and Schiff Nutrition International, Inc. (the “Company”) pertaining to a bonus payable in the event that the merger contemplated by the Agreement and Plan of Merger among Bayer Healthcare LLC, Willow Road Company and the Company dated October 29, 2012 (the “Bayer Merger Agreement”) was consummated. As you know, the Company terminated the Bayer Merger Agreement in accordance with its terms and thereafter entered into an Agreement and Plan of Merger dated November 21, 2012 among Reckitt Benckiser LLC (“Parent”), Ascot Acquisition Corp. (“Merger Sub”), the Company and solely for purposes of Section 6.17 thereof Reckitt Benckiser Group plc (the “Reckitt Merger Agreement”), pursuant to which Merger Sub has offered to purchase all of the outstanding shares of Class A Common Stock and Class B Common Stock of the Company for cash equal to $42.00 per share without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Reckitt Merger Agreement and the related Offer to Purchase, dated November 16, 2012 and amended and restated on November 27, 2012, and in the related amended and restated Letter of Transmittal (together, as the same may be amended from time to time, the “Offer”). As your efforts contributed to both potential change in control transactions and the success of the Company, we would like to reward you with a bonus of $            , (the “Bonus”), subject to the terms and conditions set forth below.

As we want to encourage (i) a fast and successful consummation of the transactions contemplated by the Reckitt Merger Agreement, including the initial acceptance by Merger Sub of Company shares tendered pursuant to the Offer (the “Offer Acceptance Date”) and (ii) you to remain employed with the Company through the Offer Acceptance Date, the Bonus is conditioned upon and will be payable only if all the following conditions are met:

1.	The Offer Acceptance Date must occur on or before December 31, 2012; and

2.	You must be employed with the Company on the Offer Acceptance Date, or be terminated by the Company without Cause (as defined in your employment agreement dated [DATE] with the Company) [(the “Employment Agreement”)][1] prior thereto.

If any of the foregoing conditions are not met, no Bonus will be payable. If the conditions are met, the Bonus will be paid on the Offer Acceptance Date, reduced by any required withholdings for federal, state, local and/or employment taxes.

[In addition to the Bonus, the Company will pay the amount of any fiscal year 2013 annual bonus based on performance through the closing of the Merger (as defined in the Reckitt Merger Agreement) (the “Closing Date”) and pro-rated based on the number of months plus any partial month in the fiscal year elapsed (“Pro Rata 2013 Bonus”). You acknowledge and agree that for all purposes of the Employment Agreement, the term “Pro Rata Bonus” shall not include the amount of any Pro Rata 2013 Bonus paid, but shall be determined only based on any annual bonus earned during fiscal year 2013 based on performance for the period after the Closing Date.]2

If you agree to the terms and conditions described in this letter agreement, please sign a copy in the space indicated below and return it to [NAME] by [DATE]. You will not receive the Bonus unless you sign and return this letter.

We appreciate your hard work and commitment and look forward to a successful transaction.

Sincerely,

By:
Name:
Title:

Agreed to and Acknowledged as of the date first above written:

Name:

[1]	Bracketed language for T. Amin agreement only.
[2]	Bracketed language for T. Amin agreement only.